CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion and incorporation by reference in this Post-Effective Amendment No. 14 to Registration Statement No. 333-72447 of First Defined Portfolio Company, LLC (the "Company"), comprising Target Managed VIP Portfolio, The Dow(R) DART 10 Portfolio, The Dow(R) Target Dividend Portfolio, Global Dividend Target 15 Portfolio, S&P(R) Target 24 Portfolio, NASDAQ(R) Target 15 Portfolio, Value Line(R) Target 25 Portfolio and First Trust Target Focus Four Portfolio on Form N-1A of our report dated February 20, 2008, appearing in the Annual Report for the year ended December 31, 2007, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Policy Regarding Disclosure of Portfolio Holdings" in the Statement of Additional Information, which are a part of such Registration Statement.


DELOITTE & TOUCHE LLP
Chicago, IL

April 28, 2008